EXHIBIT (h)(1)


                           CO-ADMINISTRATION AGREEMENT

         THIS AGREEMENT, made as of the 1st day of October, 2001, by and among First American Insurance Portfolios, Inc., a Minnesota corporation (the "Fund"), U.S. Bancorp Piper Jaffray Asset Management, Inc., a Delaware corporation ("PJAM"), and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company ("MFS" and, together with PJAM, the "Administrator").

         WHEREAS, the Fund is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares of Common Stock; and

         WHEREAS, the Fund desires the Administrator to provide, and the Administrator is willing to provide, administrative and other services as set forth herein to such portfolios of the Fund as the Fund and the Administrator may agree ("Portfolios") and as listed on Schedule A attached hereto and made a part of this Agreement, on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and the Administrator hereby agree as follows:

         ARTICLE 1. Retention of the Administrator. The Fund hereby retains the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the administrative and other services set forth in Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below.

         The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way and shall not be deemed an agent of the Fund.

         ARTICLE 2. Administrative Services. For the compensation set forth in Schedule A hereto, the Administrator shall perform, or supervise the performance by others of, administrative and other services as set forth herein in connection with the operations of the Portfolios. The Administrator is authorized to appoint and compensate from its resources one or more other entities to perform such services on a subcontracted basis in connection with the operations of the Portfolios. If the Administrator appoints one or more other entities to perform services called for by this Agreement on a subcontracted basis as aforesaid, the Administrator nevertheless shall remain liable to the Fund and the Portfolios for the acts and omissions of such other entities as if the Administrator itself performed such services. The Administrator shall promptly notify the Fund of any persons appointed on a subcontracted basis pursuant to this provision.

         In addition, on behalf of the Fund, the Administrator will conduct relations with custodians, depositories, accountants, the Fund's legal counsel, underwriters, brokers and

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dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations and, at the request of the Fund's Board of Directors, will investigate and assist in the selection of such service providers.

                  (A) Administrative and Accounting Services. The Administrator shall provide the Fund with regulatory reporting, fund accounting and related portfolio accounting services, all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and Directors' meetings) for handling the affairs of the Portfolios and such other services as the Administrator shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Fund's Board of Directors, the Administrator shall make reports to the Fund's Directors concerning the performance of its obligations hereunder including such activities as are set forth on Exhibit A hereto, as amended by agreement of the parties from time to time. Without limiting the generality of the foregoing, the Administrator, under the supervision of the Fund's Board of Directors, shall:

                  o calculate Fund expenses and control all disbursements for the Fund, and as appropriate, compute the Fund's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

                  o assist outside Fund counsel with preparation of prospectuses, statements of additional information, registration statements and proxy materials;

                  o prepare such reports, applications and documents (including reports regarding the sale and redemption of shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Fund's shares with state securities authorities, monitor sale of Fund shares for compliance with state securities laws, and file with the appropriate securities authorities the registration statements and reports for the Fund and the Fund's shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Fund and the Fund's shares with state securities authorities to enable the Fund to make a continuous offering of its shares;

                  o prepare communications to shareholders, including the annual and semi-annual reports to shareholders, coordinate mailing prospectuses, notices, proxy statements, proxies and other reports to Fund shareholders, and supervise and facilitate the solicitation of proxies solicited by the Fund for all shareholder meetings, including the tabulation process for shareholder meetings;

                  o prepare, negotiate, and administer contracts on behalf of the Fund with, among others, the Fund's distributor, subject to any approvals or reapprovals by the Fund's Board of Directors required by applicable law or Board procedures;

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                  o        maintain the Fund's general ledger and prepare the
                           Fund's financial statements, including expense accruals and payments, determine the net asset value of the Fund's assets and of the Fund's shares, and provide for the payment of dividends and other distributions to shareholders;

                  o calculate performance data of the Fund and the Portfolios for dissemination to information services covering the investment company industry;

                  o coordinate and supervise the preparation and filing of the Fund's tax returns;

                  o examine and review the operations and performance of the various organizations providing services to the Fund or any Portfolio directly or on a subcontracted basis as provided for herein and, at the request of the Fund's Board of Directors, report to the Board on the performance of such organizations;

                  o provide for and coordinate the layout and printing of publicly disseminated prospectuses and the Fund's semi-annual and annual reports to shareholders;

                  o provide internal legal and administrative services as requested by the Fund from time to time;

                  o provide for and coordinate the design, development, and operation of the Fund, including new portfolio and class investment objectives, policies and structure;

                  o provide individuals reasonably acceptable to the Fund's Board of Directors for nomination, appointment, or election as officers of the Fund, who will be responsible for the management of certain of the Fund's affairs as determined by the Fund's Board of Directors;

                  o advise the Fund and its Board of Directors on matters concerning the Fund and its affairs;

                  o obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Fund in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Fund's Board of Directors;

                  o monitor and advise the Fund and the Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended;

                  o perform all administrative services and functions required for the operation of the Fund and each Portfolio to the extent such administrative services and functions are not provided to the Fund or such Portfolio pursuant to the


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                           Fund's or such Portfolio's investment advisory
                           agreement, distribution agreement and custodian agreement;

                  o furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Fund and the Administrator shall determine desirable;

                  o prepare and file with the Securities and Exchange Commission the semi-annual reports for the Fund on Form N-SAR and all required notices pursuant to Rule 24f-2; and

                  o organize and coordinate meetings of the Fund's Board of Directors and the committees thereof.

         The Administrator will also perform such other services for the Fund as agreed from time to time at the request of the Fund's Board of Directors, including, but not limited to, performing internal audit examinations; mailing annual reports of the Portfolios; preparing a list of shareholders; and mailing notices of shareholders' meetings, proxies and proxy statements, for all of which the Fund will pay the Administrator's out-of-pocket expenses.

                  (B) Transfer Agency and Dividend Disbursing Services. Subject to the supervision of, and in accordance with procedures established by, the Fund's Board of Directors, MFS agrees to perform the usual and ordinary services of transfer agent and dividend disbursing agent including, without limitation, the following:

                  o receiving for acceptance orders for the purchase of Fund shares, and promptly delivering payment and appropriate documentation therefor to the Fund's custodian;

                  o pursuant to purchase orders, issuing the appropriate number of Fund shares and holding such shares in the appropriate shareholder account;

                  o effecting transfers of Fund shares by the registered owners thereof upon receipt of appropriate instructions;

                  o calculating any sales charges payable by a shareholder on purchases and/or redemptions of Fund shares as such charges are reflected in the Fund's prospectus;

                  o        maintaining all shareholder accounts;

                  o        preparing shareholder meeting lists;

                  o        mailing shareholder reports and prospectuses;

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                  o        tracking shareholder accounts for Blue Sky and Rule
                           12b-1 purposes;

                  o withholding taxes on non-resident alien and foreign corporation accounts;

                  o preparing and mailing checks for disbursement of income dividends and capital gains distributions;

                  o preparing and filing U.S. Treasury Department Form 1099 for all shareholders;

                  o preparing and mailing confirmation forms to shareholders and dealers with respect to all purchases, exchanges and liquidations of Fund shares and other transactions in shareholder accounts for which confirmations are required;

                  o recording reinvestments of dividends and distributions in Fund shares;

                  o        recording redemptions and Fund shares;

                  o preparing and mailing checks for payments upon redemption and for disbursements to withdrawal plan holders; and

                  o recording the issuance of shares of the Fund and maintaining pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended, a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. MFS shall also provide and shall notify the Fund in case any proposed issue of shares by the Fund would result in an over issue. In case any issue of Fund shares would result in an over issue, MFS shall refuse to issue such shares and shall not countersign and issue any certificates requested for such shares.

         In addition to and not in lieu of the services set forth above, unless otherwise provided by the Administrator pursuant to the terms of this Agreement, MFS shall perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, shareholder servicing agent, including, but not limited to, mailing proxies, receiving and tabulating proxies, preparing and filing appropriate forms required with respect to dividends and distributions by federal tax authorities for all Fund shareholders, preparing and mailing activity statements for shareholders and providing shareholder account information. MFS may also provide such additional services and functions not specifically described herein as may be mutual agreed to between MFS and the Fund.

         MFS has and will maintain all registrations required under applicable law in order for it to perform such transfer agency services and maintains and will maintain such records as are required under applicable law in connection with the provision of such services.

                  (C) Shareholder Services. The Administrator may provide the Fund with other services to shareholders not otherwise the subject of this Article 2. These shareholder services may include personal services provided to shareholders, such as

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         answering shareholder inquiries regarding a Portfolio and providing reports and other information and services related to the maintenance of shareholder accounts. The Fund hereby also authorizes the Administrator to contract with qualifying broker-dealers, financial institutions and other such entities for the provision of such services to Fund shareholders. Any such arrangements shall be outside any shareholder servicing plans or agreements entered into by the Fund, and the Administrator shall pay the amounts due to such qualifying broker-dealers, financial institutions and other entities under any such arrangements from the Administrator's own resources.

ARTICLE 3. Allocation of Charges and Expenses.

         (A) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Fund as well as all Directors of the Fund who are officers or employees of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Fund retained by the Directors of the Fund to perform services on behalf of the Fund.

         (B) The Fund. The Fund assumes and shall pay or cause to be paid all other expenses of the Fund not otherwise allocated herein, including, without limitation, organizational costs, taxes, expenses for outside Fund counsel (including, if applicable, counsel to the Fund's independent directors) and independent auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration of the shares under Federal and state securities laws, fees and out-of-pocket expenses of Directors who are not affiliated officers or employees of the Administrator or any affiliated corporation of the Administrator, insurance, interest, brokerage costs, dues and other expenses incident to the Fund's membership in the Investment Company Institute and other like associations, shareholder meetings, corporate reports and reports and notices to shareholders, litigation and other extraordinary or nonrecurring expenses, all fees and charges of investment advisers to the Fund, Rule 12b-1 fees and reasonable reimbursement for out-of-pocket expenses including, without limitation, postage and telephone communications expense. The Administrator shall provide such information to the Board at such times as the Board may reasonably request to enable the Board to monitor such Fund expenses.

ARTICLE 4. Compensation of the Administrator.

         (A) Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Fund (for and on behalf of each Portfolio or class of shares thereof, as applicable) shall pay to the Administrator compensation as specified in Schedule A. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly.

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         If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

         (B) Compensation from Transactions. The Fund hereby authorizes any entity or person associated with the Administrator which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

         (C) Survival of Compensation Rates. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

         ARTICLE 5. Limitation of Liability of the Administrator. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Administrator" shall include directors, officers, employees and other corporate agents of the Administrator as well as that corporation itself.)

         So long as the Administrator acts in good faith and with due diligence and without negligence, the Fund assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of said administration, transfer agency, and dividend disbursing relationships to the Fund or any other service rendered to the Fund hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         The Administrator shall indemnify and hold harmless the Fund and each Portfolio from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities arising out of or attributable to any action or failure or omission to act by the Administrator as a result of the Administrator's willful misfeasance, bad faith or negligence.

         In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Fund may be asked to indemnify or hold the Administrator

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harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund, but failure to do so in good faith shall not affect the rights hereunder.

         The Fund shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and reasonably satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Fund does not elect to assume the defense of a suit, it will reimburse, subject and pursuant to the provisions of this Article 5, the Administrator for the reasonable fees and expenses of any counsel retained by the Administrator.

         The Administrator may apply to the Fund at any time for instructions and may consult outside counsel for the Fund or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

         Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons, other than documents signed or presented by officers, directors, employees and other corporate agents of the Administrator.

         ARTICLE 6. Activities of the Administrator. The services of the Administrator rendered to the Fund are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests.

         ARTICLE 7. Duration of this Agreement. The Term of this Agreement shall be as specified in Schedule A.

         This Agreement shall not be assignable by either party without the written consent of the other party.

         ARTICLE 8. Amendments. This Agreement may be amended by the parties hereto only if such amendment is specifically approved (i) by the vote of a majority of the Directors of the Fund, and (ii) by the vote of a majority of the Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a Board of Directors meeting called for the purpose of voting on such approval.

         ARTICLE 9. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or

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maintained by the Administrator on behalf of the Fund shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Fund and will be made available to or surrendered promptly to the Fund on request.

         In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Fund and follow the Fund's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Fund has agreed to indemnify the Administrator against such liability.

         ARTICLE 10. Definitions of Certain Terms. The terms "interested person" and "affiliated person", when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         ARTICLE 11. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party (a) in the case of notice to the Fund, to the Chair of the Board of Directors of the Fund at the last address furnished by such person or, if the Chair is an affiliated person or interested person of the Administrator, to the Directors of the Fund who are not such affiliated persons or interested persons at the last addresses furnished by such persons, and (b) in the case of notice to the Administrator, to the last address furnished by the Administrator for such purpose.

         ARTICLE 12. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Minnesota, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 13. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.

                                        FIRST AMERICAN INSURANCE
                                        PORTFOLIOS, INC.



                                        By
                                           -------------------------------------
                                        Name:
                                        Title:

                                        U.S. BANCORP PIPER JAFFRAY ASSET
                                        MANAGEMENT, INC.



                                        By
                                           -------------------------------------
                                        Name:
                                        Title:

                                        FIRSTAR MUTUAL FUND SERVICES, LLC



                                        By
                                           -------------------------------------
                                        Name:
                                        Title: